Exhibit F-1





                                   February 5, 1996



Securities and Exchange Commission
Washington, D.C.  20549


  Re:File No. 70-8755:  Eastern Utilities
Associates and EUA Cogenex Corporation --
Formation of a Joint Venture Energy
Conservation Services Company

Ladies and Gentlemen:

     As counsel for Eastern Utilities Associates ("EUA") and EUA Cogenex Corporation ("Cogenex"), we are furnishing this opinion letter to be used in connection with that certain application-declaration on Form U-1 dated December 8, 1995, as amended by Amendment No. 1 dated February 5, 1996, filed jointly by EUA and Cogenex with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, File No. 70-8755 (the "Application-Declaration"), with respect to the formation of a joint venture energy conservation services limited liability company (the "Proposed Transactions"), as more fully described in the Application-Declaration.

     It is our opinion, subject to the additional assumptions, exceptions and qualifications hereinafter stated, that in the event the Proposed Transactions are consummated in accordance with the terms and conditions of the Application-Declaration:

     (a) all State laws applicable to the Proposed Transactions will have been complied with by EUA and Cogenex;

     (b) EUA is a validly organized and duly existing voluntary association under the laws of The Commonwealth of Massachusetts;

     (c) Cogenex is a validly organized and duly existing corporation under the laws of The Commonwealth of Massachusetts;

     (c) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any of the securities of EUA, Cogenex or any of EUA Energy Investment Corporation ("EUA Energy"), OSP Finance Company ("OSP"), Eastern Edison Company ("Eastern"), Montaup Electric Company ("Montaup"), EUA Service Corporation ("Service"), Blackstone Valley Electric Company ("Blackstone"), Newport Electric Corporation ("Newport"), EUA Ocean State Corporation ("Ocean State"), EUA Cogenex-Canada Inc. ("Cogenex-Canada"), EUA TransCapacity, Inc. ("TransCapacity"), Northeast Energy Management, Inc. ("NEM"), EUA Citizens Conservation Services, Inc. ("CCS"), EUA Highland Corporation ("Highland"), and EUA BIOTEN, Inc. ("BIOTEN"), associate companies of Cogenex, or Ocean State Power ("OSP I") and Ocean State Power II ("OSP II"), Rhode Island general partnerships.

     In addition to being subject to the consummation of the Proposed Transactions in accordance with the provisions of the Application-Declaration, the opinions expressed in this letter are also subject to the following additional assumptions, exceptions and qualifications:

     (1) compliance with such order or orders as the Commission may issue from time to time upon the Application-Declaration;

     (2) the accuracy of information furnished to us as to the outstanding securities of EUA, Cogenex, EUA Energy, OSP, Eastern, Montaup, Service, Blackstone, Newport, Ocean State, Cogenex-Canada, TransCapacity, NEM, CCS, Highland, BIOTEN, OSP I and OSP II;

     (3) that all requirements of applicable state securities or "blue sky" laws will have been complied with;

     (4) that the enforceability of the Proposed Transactions may be subject to and affected by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of the rights and remedies of creditors generally (including, without limitation, such as may deny giving effect to waivers of rights to debtors or guarantors); and such duties and standards as are or may be imposed on creditors, including, without limitation, good faith, reasonableness and fair dealing under any applicable statute, rule, regulation or judicial decision; and

     (6) that the enforceability of the Proposed Transactions may be subject to and affected by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to specific performance or as to the availability of other equitable remedies or equitable relief of any kind).

     The opinions expressed in this letter relate only to federal law and the laws of The Commonwealth of Massachusetts and we express no opinion with respect to any other jurisdiction. To the extent that certain matters addressed may involve the laws of other states, we have assumed that such laws are not materially different from the laws of The Commonwealth of Massachusetts.

     We consent to the use of this opinion letter in connection with the Application-Declaration filed with the Commission.

                                   Very truly yours,


                                   /s/ McDermott, Will & Emery
                                   McDERMOTT, WILL & EMERY